AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2005

Registration No. 333-122938

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VCG HOLDING CORP.

(Exact name of registrant as specified in its charter)

Colorado	84-1157022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

390 Union Blvd., Suite 540

Lakewood, Colorado 80228

(303) 934-2424

(Address, including zip code, and telephone number, including area code,

of registrant’s principal’s executive offices)

Troy H. Lowrie

Chief Executive Officer

VCG Holding Corp.

390 Union Blvd., Suite 540

Lakewood, Colorado 80228

(303) 934-2424

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies To:

Ralph V. De Martino, Esq.

Dilworth Paxson LLP

1818 N Street, NW, Suite 400

Washington, DC 20036

Telephone: (202) 452-0900

Facsimile: (202) 452-0930

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 1, 2005

Prospectus

VCG Holding Corp.

Securities Offered for Sale by the Selling Shareholders

1,350,000 shares of common stock issuable upon Conversion of the

Convertible Subordinated Notes and Exercise of Warrants

In November 2004, we sold to selected qualified purchasers of $1,250,000 of 12% two-year convertible subordinated notes and warrants in a private placement transaction.

The notes are convertible into shares of our common stock at a conversion price of $2.00 per share at the option of the noteholder. In addition, for every $10,000 principal amount of the notes purchased, an investor in the private placement received a 5-year warrant to purchase up to 1,250 common stock shares at an exercise price of $3.00 per share and a five year warrant to purchase up to 1,250 common stock shares at an exercise price of $4.00 per share.

Some purchasers obtained the right to purchase an additional $1,500,000 of the convertible notes at a conversion price of $3.51 per share and additional five year warrants exercisable at $3.86 and $4.21. The shares underlying the additional notes and warrants are not being registered in this prospectus.

This prospectus relates to resales from time to time of:

•	625,000 shares of common stock issuable upon the conversion of the subordinated notes at $2.00 per share,

•	312,500 shares of common stock issuable upon exercise of the two five year investor warrants,

•	112,500 shares issuable upon the exercise of the placement agent’s warrants issued in the private placement,

•	200,000 shares issuable upon the exercise of the financial advisor’s warrants issued in the private placement, and,

•	100,000 shares issuable upon the exercise of the consultant’s warrants price that expire December 15, 2007 an issued as payment for consulting services rendered to our company.

All of the shares being offered by this prospectus are being offered by the selling shareholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our common stock in this offering other than the initial conversion at $2.00 per share of the 12% Convertible Subordinated Notes. Also, upon any exercise of the investor warrants, we will receive the exercise price of the warrants, which are exercisable at $4.00 per share or $3.00 per share. In addition, upon any exercise of the placement agent’s and/or financial advisor’s and/or consultant’s warrants by payment of cash, we will receive the exercise price of the warrants, which is $2.00, $2.50 and $3.00 per share, respectively. See Private Placement.

Our common stock is traded on the American Stock Exchange under the symbol “PTT.” On March 31, 2005, the closing sale price of our common stock was $3.11 per share. You are urged to obtain current market quotations for the common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS DISCUSSION IN THIS PROSPECTUS BEGINNING ON P. 8

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2005.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and the financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

The Offering

Common stock offered by the selling shareholders	1,350,000 shares

Common stock to be outstanding after the offering	9,826,559 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering other than the initial conversion at $2.00 per share of the 12% Convertible Subordinated Notes. Upon any exercise of the investor warrants, we will receive the exercise price of the warrants, exercisable at $4.00 per share or $3.00 per share. In addition, upon any exercise of the placement agents’, financial advisor’s and consultant’s warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $2.00, $2.50 and $3.00 per share, respectively.

American Stock Exchange trading symbol	“PTT”

All of the shares being offered by this prospectus are being offered by the selling shareholders listed herein. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Company Overview

We own and operate nightclubs which provide premium quality live adult entertainment, and upscale restaurant and beverage services in a first class environment to affluent patrons. Our management has over twenty years of experience in successfully owning and operating first class nightclubs and has in-depth knowledge of the industry. We currently own the following nightclubs:

•	PT’s® Showclub in Indianapolis, Indiana

•	The Platinum Club in Brooklyn, Illinois, also known as East Saint Louis

•	Centerfold Showclub in Denver, Colorado (acquired June 30, 2004)

•	The Penthouse Club in Denver, Colorado (acquired June 30, 2004)

•	Diamond Cabaret in Denver, Colorado (acquired October 8, 2004)

•	The Penthouse Club in Phoenix, Arizona (opened November 3, 2004)

Our business consists of two segments: adult nightclub operations, and the management of adult nightclubs. The management of adult nightclub segment is operated through our wholly-owned subsidiary, International Entertainment Consultants, Inc. (IEC), which currently manages fourteen adult night clubs six of which we own. The remaining eight nightclubs are owned or controlled by our Chairman and CEO, Troy H. Lowrie. All of IEC’s management arrangements are structured so as to enable IEC to realize a break-even operating result. All nightclubs managed by IEC, including those clubs we own, pay their proportionate share of IEC’s general operating and administrative expenses for all of the nightclubs managed by IEC.

Our business strategy is to consolidate first class adult entertainment nightclubs and increase their profitability. Our goal is to become the leader in the first-class adult entertainment nightclub industry through acquisition of existing nightclubs.

Our entertainment nightclubs are distinguished by the following features:

•	Facilities. The facilities are within ready access to the principal business, tourist and/or commercial districts in the metropolitan areas in which they are located. Both the exterior of the buildings and the interior design and decor of the clubs provide the appearance and atmosphere of an upscale restaurant. The facilities have state of the art sound systems, theater-quality lighting and professional stage design. Some facilities have a VIP Room, a separate area of the club accessible only to those who purchase annual memberships.

•	Professional On-Site Management. The facilities are managed by persons who are experienced in the restaurant hospitality industry. The managers are responsible for maintaining the overall quality of the nightclubs.

•	Food and Beverage Operations. The food and beverage operations meet the standard of business entertaining provided by an upscale restaurant. An experienced chef is responsible for staffing and operating the food service and an experienced bar manager is responsible for staffing and operating the beverage service.

•	Entertainment. The facilities provide premium quality female performers. The highest standards are maintained for appearance, attitude, demeanor, dress and personality. The entertainment encourages repeat visits, increases the average length of a patron’s stay and attracts customers to a late night destination, all of which provides for increased revenue.

Employees and Independent Contractors

As of December 31, 2004, we and our subsidiaries had approximately 295 employees in food and beverage service capacities. In addition, we have twenty executive personnel provided by IEC. Our employees are not members of a union and we have never suffered a work stoppage. The performers providing entertainment in the nightclubs are not our employees. They are self-employed independent contractors who work at our nightclubs on a non-exclusive basis and pay us a fee for providing the facilities for them to perform.

Corporate Information

Our principal executive offices are located at VCG Holding Corp., 390 Union Blvd., Suite 540, Lakewood, Colorado 80228; out telephone number is (303) 934-2424.

VCG entered into an agreement to use the name Penthouse Clubs in three of their market areas. The agreement is renewable at December 31, 2005 and after such date, for an additional four year period.

The PT’s® name and logo are trademarks registered with the United States Patent and Trademark Office. We have been granted a license to use the trademarks by Lowrie Management, LLLP, our affiliate. There is currently no fee for the license.

Certain Relationships and Related Transactions

Board Policies

All material related party transactions after July 2002 have been ratified by the independent directors of our Board of Directors. The independent directors must review future material related party transactions for fairness and have access, at our expense, to our legal counsel or to independent legal counsel.

Prior to acquiring any properties owned by or affiliated with management, an appraisal or valuation must be conducted by an independent third party and a majority of the independent directors are required to approve any such transaction. In addition, management is required to present to the company all property acquisition opportunities of which management is or becomes aware and we have the right of first refusal with respect to any such opportunity.

Conversions of Indebtedness into Equity

In June 2002, Lowrie Management LLLP, a Colorado Limited Liability Partnership, loaned the Company $1,400,000 under a promissory note at 9% interest maturing July 2007. The note provided that the loan could be converted into the common stock of the Company at $1.00 per share after June 30, 2003. On July 1, 2003, the outstanding balance of $1,400,000 was converted into 1,400,000 shares of common stock. Lowrie Management LLLP is controlled by Mr. Troy H. Lowrie, our Chairman of the Board and Chief Executive Officer.

During 2004, we borrowed $3,450,000 from several unrelated parties and $300,000 from a related party by issuing 7.5% per annum convertible promissory notes convertible into Series A Preferred Stock. These notes were personally guaranteed by Mr. Lowrie and were converted into an aggregate number of 375,000 shares of Series A Preferred Stock on September 30, 2004. Upon conversion of the notes, the personal guarantee was removed.

On May 23, 2003, we obtained a line of credit with an unrelated third party for $700,000 with an annual interest rate of 6.5%, and issued 23,333 shares of our restricted common stock. The line of credit has been personally guaranteed by Mr. Lowrie. The outstanding balance of the line of credit of $500,000 was converted into 50,000 shares of Series A Preferred Stock on September 24, 2004. The note was cancelled and Mr. Lowrie’s guarantee was removed.

Acquisitions

In October, 2003, we purchased 100% of the outstanding common stock of International Entertainment Consultants, Inc. (“IEC”) from Mr. Lowrie in consideration for the issuance of 4,769 shares of common stock, valued at $14,307, or $3.00 per share. Prior to the acquisition, IEC had provided management services to the Company’s clubs. IEC manages all nightclubs that we own and all other nightclubs owned or controlled by Mr. Lowrie. All nightclubs managed by IEC, pay their proportionate share of IEC’s general operating and administrative expenses.

In May 2003, Lowrie Management LLLP loaned the Company $525,000 as an advance and, in turn, the Company loaned Mr. Lowrie $1,300,000 at 6.5% due on June 30, 2004 to facilitate the purchase of the Centerfolds nightclub in Denver, Colorado. On June 30, 2004, the Company acquired the club at Mr. Lowrie’s original cost and cancelled the Note.

On June 30, 2004, we acquired the controlling interest in a nightclub known as Penthouse Denver, Glendale, Colorado. Specifically, we purchased the 1% general partnership interest for 200,000 shares of our restricted common stock and 89.5% limited partnership interest from for $4,000,000 from two entities that are owned/controlled by Mr. Lowrie. Mr. Micheal Ocello, our President, was and continues to be a 5% limited partner in the nightclub. Our Board of Directors determined that Mr. Ocello’s ownership did not constitute a conflict of interests.

Personal Guarantees

As part of the purchase of a nightclub in Illinois on May 1, 2002, we acquired a 5-year lease on the 9,000 square foot building and land on which the club is located for base rent of $900,000, which is to be paid in monthly installments of $15,000. Mr. Lowrie has personally guaranteed the lease.

In July 2003, we refinanced the properties on which the Indianapolis and Memphis Clubs are located. The $1,440,000 mortgage on the Indianapolis property and a $872,000 mortgage on the Memphis property have a 10 year amortization with a 6% per annum interest rate secured by the property and the personal guarantee of Mr. Lowrie.

In March 2003, we entered into a Line of Credit and Security Agreement with an unrelated third party whereby we obtained a $1,200,000 short-term credit facility which expires in June 2005; bears interest at 6.5% per annum, and 80,000 shares of restricted stock were issued. Mr. Lowrie has personally guaranteed the line of credit.

On July 3, 2003, we entered into a Line of Credit and Security Agreement with an unrelated third party whereby we obtained a $225,000 short-term credit facility. In connection with the Line of Credit, we issued the lender 7,500 shares of our common stock. The Line of Credit had been personally guaranteed by Mr. Lowrie and was paid in full in June 2004.

As a part of the purchase of a nightclub in Denver, Colorado in October 2004, we entered into the following transactions that required the personal guarantee of Mr. Lowrie:

(i) A 30 day promissory note from in the amount of $1,000,000 payable to an unrelated third party. This note was paid in full on October 31, 2004.

(ii) A seven-year 7.065% promissory note in the amount of $1,000,000 payable to Amfirst National Bank. The Note is secured by the equipment and fixtures of the acquired nightclub and is due October 2011.

In December 2004, we refinanced a secured promissory note on equipment with Community Banks of Colorado in the amount of $890,000 at 6.5% interest. The note is due in December 2013. Mr. Lowrie and Lowrie Management has collateralized and guaranteed this note.

Preferred Stock

Related parties and family members of Mr. Lowrie purchased 80,000 shares of our Series A Preferred Stock at $10.00 per share.

Private Placement

On November 9, 2004, we sold $1,250,000 of 12% convertible subordinated notes in a private placement transaction. The notes, which were issued by our wholly owned subsidiary, Glenarm Restaurant LLC (Glenarm), have a term of two years and are convertible into shares of our common stock at a conversion price of $2.00 per share at the option of the noteholders. In addition, for every $10,000 principal amount of the notes purchased, an investor in the private placement received a 5-year warrant to purchase up to 1,250 common stock shares at an exercise price of $3.00 per share and a warrant to purchase up to 1,250 common stock shares at an exercise price of $4.00 per share. We also agreed to use its reasonable best efforts to prepare and file within 30 days of the final closing in the private placement a registration statement to permit resale of all of our securities sold in the private placement. If this registration statement is not effective within 90 days from the final closing in the private placement we will provide partial compensation, payable in cash, for such failure to our noteholders in the amount equal to 1.5% of the purchase price for each month until a registration statements is filed and declared effective. Also, some purchasers obtained the right to purchase an additional $1,500,000 of the notes and warrants at the conversion price equal to $3.51 per share, and additional five year warrants exercisable at $3.86 and $4.21. The shares underlying the additional notes and warrants are not being registered in this prospectus.

Also, as an additional consideration to the investors in the private placement, upon the purchase of our securities, Glenarm has granted a perfected priority security interest in all of its assets, including goods and equipment, to the investors in the private placement pursuant to a certain security agreement with such investors. We absolutely and unconditionally guaranteed Glenarm’s payment obligations under the Notes pursuant to a parent guarantee agreement with such investors. In addition, Troy H. Lowrie, our Chairman and the beneficial holder of approximately 62% of our securities, irrevocably agreed to vote all shares of voting securities over which he has voting control in favor of any resolution presented to our shareholders to approve the issuance, in the aggregate of more than 19.999% of the number of shares of our common stock outstanding on the date of closing of the private placement transaction as may be required under the rules and regulations of American Stock Exchange.

Westminster Securities Corporation acted as an exclusive placement agent in the private placement. We paid Westminster a commission equal to twelve percent (12%) of the dollar value of the aggregate number of securities sold in the private placement (which is equal to $150,000), and issued 5-year placement agent’s warrants to individuals affiliated with Westminster to purchase a number of shares of our common stock equal, in the aggregate, to twelve percent (12%) of common stock shares underlying the notes and warrants sold in the private placement, with an exercise price of $2.00 per share. Also, we issued 5-year financial advisor’s warrants to individuals in the private placement to purchase an aggregate amount of 200,000 shares of our common stock, with an exercise price of $2.50 per share. In addition to the right of exercise, the holders of financial advisor’s and placement agent’s warrants have the right to make a cashless exercise of their respective warrants into shares of our common stock as provided in the warrant agreement. See Selling Shareholders.

Risk Factors

You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the following risk factors, before deciding to invest in our notes or in our common stock. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the notes and our common stock.

We have had limited operations which makes our future operating results difficult to predict.

We were incorporated as a Colorado corporation in 1998 and in the last two years, we:

•	became the owner of three nightclubs (including real estate) located in suburbs of St. Louis, Missouri; Memphis, Tennessee (sold in January 2005) and located in Indianapolis, Indiana, which have been in business since 1992, 2000 and 1988, respectively,

•	acquired a location in Phoenix, AZ that opened in November 2004,

•	have three locations in Denver, CO;

•	purchased the Penthouse Club Denver on July 1, 2004,

•	purchased Centerfold Club on June 30, 2004, and

•	purchased Diamond Cabaret on October 8, 2004.

We have a limited operating history. We face the risks and uncertainties of other early-stage companies. As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls. Our budgeted expense levels are based in part on our expectations concerning future revenues. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for our services could have an immediate and material adverse effect on our business, results of operations and financial condition. To the extent that expenses precede or are not rapidly followed by increased revenue, our business, results of operations and financial condition may be materially adversely affected.

We may need additional financing our business expansion plans may be significantly limited.

If cash generated from our operations is insufficient to satisfy our working capital and capital expenditure requirements, we will need to raise additional funds through the public or private sale of our equity or debt securities. The timing and amount of our capital requirements will depend on a number of factors, including cash flow and cash requirements for nightclub acquisitions. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing shareholders will be reduced. We cannot assure you that additional financing will be available on terms favorable to us, if at all. Any future equity financing, if available, may result in substantial dilution to existing shareholders, and debt financing, if available, may include restrictive covenants or may require us to grant a lender a security interest in our assets. Any failure by us to procure timely additional financing or investment adequate to fund our ongoing operations will have material adverse consequences on our business operations and as a result, on our consolidated financial condition, results of operations and cash flows. If we are unable to raise sufficient additional financing, we will not be able to continue our operations.

Our directors and executive officers own a majority of our common stock and may exercise significant influence over our direction and policies.

Our directors and executive officers beneficially own approximately 64.1% of the outstanding shares of our common stock. As a result of this stock ownership, management has sufficient voting power to significantly influence our direction and policies, the election of directors, the outcome of any other matter submitted to a vote of shareholders, and a change in control. Accordingly, our officers and directors currently have significant influence over the outcome of any corporate transaction or other matters submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Our business operations are subject to regulatory uncertainties which may affect our ability to acquire additional nightclubs, remain in operation or be profitable.

Adult entertainment nightclubs are subject to ever changing local, state and federal regulation. Our business is regulated by local zoning, local and state liquor licensing, local ordinances and state and federal time place and manner restrictions. In the states in which we currently operate, liquor licenses renew annually, and are considered to be a “privileged” license that could be subject to suspension or revocation. The adult entertainment provided by our nightclubs has elements of speech and expression and, therefore, enjoys some protection under the First Amendment to the United States Constitution.

However, the protection is limited to the expression, and not the conduct of an entertainer. While our nightclubs are generally well established in their respective markets, there can be no assurance that local, state and/or federal licensing and other regulations will permit our nightclubs to remain in operation or profitable in the future.

There is substantial competition in the nightclub entertainment industry which may affect our ability to operate profitably or acquire additional clubs.

Our existing nightclubs (and any other clubs that we may acquire) face competition from other nightclubs, both for nightclub acquisitions and patrons. These competitors may have greater financial and management resources than our company. In addition, the industry is especially sensitive to ever-changing and unpredictable competitive trends and competition for general entertainment dollars which cannot be easily predicted and which are beyond our control.

Our business is dependent upon management and employees for continuing operations and expansion.

Our success will depend, to a significant extent, on the efforts and abilities of Troy H. Lowrie, our Chairman of the Board, and Micheal L. Ocello, our President. The loss of the services of Messrs. Lowrie and/or Ocello or our inability to recruit and train additional key personnel in a timely fashion, could have a material and continuing adverse effect on our business and future prospects. A loss of one or more of our current officers or key personnel could severely and negatively impact our operations. We do not carry, nor do we have any present intention of obtaining key man life insurance on any of our executive officers or key management personnel. In addition, our current management team is understaffed and has very limited experience managing a public company subject to the SEC’s periodic reporting obligations. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals in the work force in general and the intense competition for these types of employees in the medical device industry, in particular. We have in the past experienced difficulty in recruiting qualified personnel and there can be no assurance that we will be successful in attracting and retaining additional members of management if the business begins to grow. Failure to attract and retain personnel, particularly management and technical personnel would materially harm our business, financial condition and results of operations.

If we are unable to effectively promote our brand and establish a leading position in the marketplace, our business may fail.

Our brand name is new and unproven. We believe that the importance of brand recognition will increase over time. In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand name loyalty. We do not know whether these efforts will lead to greater brand recognition. If we are unable to effectively promote our brand and establish a leading position in the marketplace, our operations will suffer.

We must continue to meet the American Stock Exchange continued listing requirements or we risk delisting.

Our securities are currently listed for trading on the American Stock Exchange (AMEX). We must continue to satisfy AMEX’s continued listing requirements or risk delisting which would have an adverse effect on our business. If our securities are ever de-listed from the AMEX, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, shares of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

Our acquisitions of companies may result in disruptions in business and diversion of management’s attention.

We may make acquisitions of complementary nightclubs, restaurants or related products. Any acquisitions will require the assimilation of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Such acquisitions may disrupt our operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers and partners. We may also have to or choose to incur debt or issue equity securities to pay for any future acquisitions. These issuances could be substantially dilutive to stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortizations or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired business, products or person with existing operation, we may not receive the benefits of the acquisitions.

Our business plan and proposed strategy has not been independently evaluated.

We have not obtained any independent evaluation of our business plan and proposed business strategy. There can be no assurance that our nightclubs or proposed strategy will generate sufficient revenues to maintain profitability.

We may be subject to uninsured risks which if realized could expose us to liabilities which we may not be able to pay.

We maintain insurance in amounts we consider adequate for personal injury and property damage to which our nightclubs may be subject. When available at reasonable rates, we maintain personal injury liquor liability insurance. However, there can be no assurance that we will not be exposed to potential liabilities in excess of the coverage provided by insurance, including, but not limited to, liabilities which may be imposed pursuant to state “dram shop” statutes or common law theories of liability. In general, “dram shop” statutes provide that a person injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others.

We could use the issuance of additional shares of our authorized stock to deter a change in control.

As of March 31, 2005, we have 8,476,559 shares of common stock outstanding, out of a total of 50,000,000 shares of common stock and 908,000 shares of preferred stock out of 1,000,000 shares authorized for future issuance under our Articles of Incorporation. This does not include 468,210 shares of common stock reserved for issuance under our 2002 Stock Option and Stock Bonus Plan and 185,000 shares of common stock reserved for issuance under our 2003 Stock Option and Stock Bonus Plan.

In addition, our Board is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control. The ability to issue “blank check” preferred stock is a traditional anti-takeover measure. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board of Directors and of our company. The issuance of additional shares would make it more difficult for a third party to acquire us, even if its doing so would be beneficial to our shareholders.

We do not anticipate paying dividends in the foreseeable future.

Since our inception we have not paid any dividends and we do not anticipate paying any dividends in the foreseeable future. We expect that future earnings, if any, will be used for working capital and to finance growth.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. As of March 31, 2005, we have 8,476,559 shares of common stock outstanding.

There is a limited public trading market for our common stock.

Our stock is currently traded on the AMEX under the trading symbol of “PTT”. There is a limited public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.

Our stock price has been volatile and may fluctuate in the future.

The trading price of our securities may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;

•	the depth and liquidity of the market for our securities;

•	sales by selling shareholders of shares issued or issuable in connection with the private placement;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology and life sciences sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our securities. In addition, fluctuations in our stock price may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business.

Our bylaws provide for the indemnification of our officers and directors. We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business, thereby affecting our ability to attain profitability.

As a public company, our business is subject to numerous reporting requirements that are currently evolving and could substantially increase our operating expenses and divert management’s attention from the operation of our business.

The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the American Stock Exchange have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has significantly increased our legal and financial and accounting costs, and we expect these increased costs to continue. In addition, the requirements have taxed a significant amount of management’s and the Board’s time and resources. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-KSB that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-KSB for our fiscal year ending December 31, 2005. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2005 and future year-ends as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Forward-Looking Statements

In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 (Exchange Act), and information relating to us that is based on management’s exercise of business judgment as well as assumptions made by and information currently available to management.

Any forward looking statements made herein are based on our current expectations that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. These statements are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “intend,” “plans,” “predict,” or “will”. The factors that could cause actual results to differ materially include: impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources than we do, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.

Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. We are under no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

Use of Proceeds

We will not receive any proceeds from the sale of shares by the selling shareholders other than the initial conversion at $2.00 per share of the 12% Convertible Subordinated Notes. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, AMEX listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. Upon any exercise of the warrants we will receive the exercise price of the warrants, certain of which warrants are exercisable at $4.00 per share and certain ones at $3.00 per share. In addition, upon any exercise of the placement agents’, financial advisor’s and consultant’s warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $2.00, $2.50 and $3.00 per share, respectively.

We expect to use cash received on any exercise of the warrants for general corporate and future acquisition purposes.

Capital Stock

Description of Securities

The following description of our capital stock and certain provisions of the Articles of Incorporation, as amended, and the By-Laws is a summary and is qualified in its entirety by reference to the provisions of the Articles of Incorporation and the By-Laws, copies of which are incorporated by reference into this registration statement filed with the SEC, of which this prospectus forms a part.

Our authorized capital stock consists of 50,000,000 shares of common stock, $.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share. As of March 31, 2005, 8,476,539 shares of common stock were outstanding, and 942,000 shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Since our common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all our directors and the holders of the remaining shares would not be able to elect any directors. In the event of a voluntary or involuntary liquidation of our company, all shareholders are entitled to a pro rata distribution of our assets remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of our common stock have no conversion, redemption or sinking fund rights.

Preferred Stock

Our Board of Directors, without further action by the shareholders, is authorized to issue up to 1,000,000 shares of preferred stock in one or more series. The Board may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. As of the date of this prospectus, our Board has not authorized any series of preferred stock, and there are no agreements or understandings for the issuance of any shares of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board could adversely affect the voting power of the holders of our common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could delay, defer or prevent an attempt to obtain control of our company.

Dividends

Subject to the rights of holders of any series of preferred stock, the holders of our common stock are entitled to receive dividends, when, as and if declared by the Board, out of funds legally available for such purposes. Since our inception we have not paid any dividends and we do not anticipate paying any dividends in the foreseeable future. We expect that future earnings, if any, will be used for working capital and to finance growth.

Convertible subordinated notes

The material terms and provisions of the notes are as follows:

•	notes are subordinated to existing senior debt in the amount of $1,000,000 to a financial institution.

•	interest is 12% annually and will be payable monthly, in arrears or, in some cases, principal and interest are payable monthly;

•	unpaid principal is due and payable 2 years from the date of the final closing in the private placement;

•	we may prepay the note at anytime after registration of the shares sold in the private placement at an amount equal to 108% of the outstanding principal of the note;

•	the noteholder may elect to convert the note into shares of common stock at a conversion price of $2.00 per share at any time, including without limitation, after the holder receives notice from us of our intent to prepay the note;

•	Some purchasers obtained the right to purchase an additional $1,500,000 of the convertible notes with a conversion price equal of $3.51 per share and additional five year warrants exercisable at $3.86 and $4.21

•	in the event of default, including default in payment, performance or breach of any covenant on the notes or bankruptcy, the noteholder may accelerate the payments on the note and declare them due and payable immediately.

Warrants

The material terms and provisions of warrants are as follows:

•	warrants have a term of five years beginning as of the date of the issue; and

•	156,250 of the warrants are exercisable at $3.00 per share, and 156,250 of the warrants are exercisable at $4.00 per share.

Transfer Agent

Our transfer agent is Transfer Online, Inc., 227 SW Pine Street, Suite 300, Portland, Oregon 97204, telephone number (503) 227-2950.

Selling Shareholders

As of March 31, 2005, 8,476,559 shares of our common stock were outstanding. The selling shareholders are selling 1,350,000 shares issuable upon the exercise of the notes and warrants. The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of that date and as adjusted to reflect the sale of common stock offered pursuant to this prospectus by each such selling stockholder.

In accordance with the registration rights granted to the selling shareholders, we have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the common stock shares offered by this prospectus or interests therein from time to time, in privately negotiated transactions or otherwise. We also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale thereof by the selling shareholders.

Beneficial ownership has been determined in accordance with rules of the SEC. Under these rules, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by that person by reason of these acquisition rights, but these shares are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Based on information provided to us by the selling shareholders, the following table sets forth ownership and registration information regarding the shares held by the selling shareholders, including: (1) the name of each selling shareholder, (2) the number of shares of our common stock beneficially owned by each selling shareholder, (3) the maximum number of shares of common stock which the selling shareholders can sell pursuant to this prospectus, and (4) the number and percentage of shares of common stock that the selling shareholders would own if they sold all their shares registered by this prospectus. Each selling shareholder will receive all of the net proceeds from the sale of its shares of common stock offered by this prospectus. Unless otherwise indicated below, to our knowledge, all selling shareholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder named below.

Name and Address of Selling Shareholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Shares of Common Stock Beneficially Owned After the Offering
Samir F. Barakat and Claudia A Marsaille JT Community by Property 161 Alpine Terrace Oakland, CA 94618 (2)	93,750	93,750	0	0

Herbert Arnold Duke II 12818 Glen Road N. Potomac, MD 20878 (3)	93,750	93,750	0	0

The Insight Group, Inc. 2005 Chesterfield Drive Atlanta, GA 30345 (4)	18,750	18,750	0	0

Neurnberger Kaptalverwaltung Klingenstress 12 Seitingen 78606 Germany (5)	22,500	22,500	0	0

Grinspan-Ernst PSP P.O. Box 285 Bala Cynwnd, PA 19004 (6)	37,500	37,500	0	0

Giovanni and Antonia Gabriele 24 Lawrence Hill Road Stamford, CT 06903 (7)	22,500	22,500	0	0

Horizon Capital Fund LP 75 Maiden Lane Suite 214 New York, NY 10038 (8)	37,500	37,500	0	0

IRA FBO John Pitchford Pershing LLC as Custodian P.O. Box 341166 Bartletta, TN 38184 (9)	18,750	18,750	0	0

PABC Investment Fund LLC 276 Alpine Trail Sparta, NJ 07871 (10)	11,250	11,250	0	0

Andrew and Sharon Krauss JTTEN 2409 Lennox Drive Germantown, TN 38138 (11)	9,376	9,376	0	0

Henry S. Krauss 100 Wall Street 7th Floor New York, NY 10005 (12)	9,376	9,376	0	0

Cranshire Capital, LP 666 Dundee Rd Suite 1901 Northbrook, IL 60062 (13)	124,999	124,999	0	0

Iroquois Capital LP 641 Lexington Avenue 26th Floor New York, NY 10022 (14)	125,000	125,000	0	0

Omicron Master Trust c/o Winchester Global Trust Company Williams House 20 Reid Street Hamilton HM 11 Bermuda (15)	124,999	124,999	0	0

Living Trust of Harold Richard Grisham 1733 Gulfstar Drive South Naples, FL 34112 (16)	187,500	187,500	0	0

Michael Baker 3314 Bush Drive Highland, IL 62249 (17)	5,625	5,625	0	0

John O’Shea 100 Wall Street, 7th Floor New York, NY 10005 (18)	31,250	31,250	0	0

Dan Luskind 100 Wall Street, 7th Floor New York, NY 10005 (19)	15,625	15,625	0	0

Henry Krauss 100 Wall Street, 7th Floor New York, NY 10005 (20)	15,625	15,625	0	0

Richard Louise 4655 Lower Roswell Road-#146 Marietta, GA 30068 (21)	20,144	20,144	0	0

Scott Bowman 4201 Loch Highland Parkway, NE Roswell, GA 30075 (22)	33,405	33,405	0	0

Jonathan B. Dangar 2603 Forrest Way Atlanta, GA 30305 (23)	85,180	85,180	0	0

The Chase Family Trust 1842 Baldwin Way Marietta, GA 30068 (24)	105,646	105,646	0	0

Regis D. Dahl P.O. Box 1529 Winter Park, CO 80482 (25)	100,000	100,000	0	0

(1)	We do not know when or in what amounts a selling shareholder may dispose of the shares or interests therein. The selling shareholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

(2)	Includes (a) 62,500 common stock shares, (b) 15,625 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 15,625 common stock shares issuable pursuant to the $4.00 per share warrant.

(3)	Includes (a) 62,500 common stock shares, (b) 15,625 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 15,625 common stock shares issuable pursuant to the $4.00 per share warrant.

(4)	Includes (a) 12,500 common stock shares, (b) 3,125 common stock shares issuable pursuant to the $3.00 per share warrant, and (iii) 3,125 common stock shares issuable pursuant to the $4.00 per share warrant.

(5)	Includes (a) 15,000 common stock shares, (b) 3,750 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 3,750 common stock shares issuable pursuant to the $4.00 per share warrant.

(6)	Includes (a) 25,000 common stock shares, (b) 6,250 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 6,250 common stock shares issuable pursuant to the $4.00 per share warrant.

(7)	Includes (a) 15,000 common stock shares, (b) 3,750 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 3,750 common stock shares issuable pursuant to the $4.00 per share warrant.

(8)	Includes (a) 25,000 common stock shares, (b) 6,250 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 6,250 common stock shares issuable pursuant to the $4.00 per share warrant.

(9)	Includes (a) 12,500 common stock shares, (b) 3,125 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 3,125 common stock shares issuable pursuant to the $4.00 per share warrant.

(10)	Includes (a) 7,500 common stock shares, (b) 1,875 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 1,875 common stock shares issuable pursuant to the $4.00 per share warrant.

(11)	Includes (a) 6,250 common stock shares, (b) 1,563 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 1,563 common stock shares issuable pursuant to the $4.00 per share warrant.

(12)	Includes (a) 6,250 common stock shares, (b) 1,563 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 1,563 common stock shares issuable pursuant to the $4.00 per share warrant.

(13)	Includes (a) 83,333 common stock shares, (b) 20,833 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 20,833 common stock shares issuable pursuant to the $4.00 per share warrant.

(14)	Includes (a) 83,334 common stock shares, (b) 20,833 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 20,833 common stock shares issuable pursuant to the $4.00 per share warrant.

(15)	Includes (a) 83,333 common stock shares, (b) 20,833 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 20,833 common stock shares issuable pursuant to the $4.00 per share warrant.

(16)	Includes (a) 125,000 common stock shares, (b) 31,250 common stock shares issuable pursuant to the $3.00 per share warrant, and (c) 31,250 common stock shares issuable pursuant to the $4.00 per share warrant.

(17)	Includes 5,625 common stock shares issuable pursuant to the placement agent’s warrants.

(18)	Includes (a) 11,250 common stock shares issuable pursuant to the placement agent’s warrants and (b) 20,000 common stock shares issuable pursuant to the financial advisor’s warrants.

(19)	Includes (a) 5,625 common stock shares issuable pursuant to the placement agent’s warrants and (b) 10,000 common stock shares issuable pursuant to the financial advisor’s warrants.

(20)	Includes (a) 5,625 common stock shares issuable pursuant to the placement agent’s warrants and (b) 10,000 common stock shares issuable pursuant to the financial advisor’s warrants.

(21)	Includes (a) 16,464 common stock shares issuable pursuant to the placement agent’s warrants and (b) 3,680 common stock shares issuable pursuant to the financial advisor’s warrants.

(22)	Includes (a) 9,957 common stock shares issuable pursuant to the placement agent’s warrants and (b) 23,448 common stock shares issuable pursuant to the financial advisor’s warrants.

(23)	Includes (a) 25,388 common stock shares issuable pursuant to the placement agent’s warrants and (b) 59,792 common stock shares issuable pursuant to the financial advisor’s warrants.

(24)	Includes (a) 32,566 common stock shares issuable pursuant to the placement agent’s warrants and (b) 73,080 common stock shares issuable pursuant to the financial advisor’s warrants.

(25)	Includes options to purchase 100,000 shares of common stock, exercisable at $3.00 per share which options expire December 15, 2007. We issued such options to Mr. Dahl pursuant to an Option Agreement with Mr. Dahl, dated as of December 15, 2002.

Plan of Distribution

We are registering the shares subject to this registration statement on behalf of the selling shareholders. Sales of shares may be made by selling shareholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the American Stock Exchange, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our common stock or of securities convertible into or exchangeable for the shares of our common stock in the course of hedging positions they assume with the selling shareholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling shareholders may also loan or pledge shares to broker-dealers or other third parties. In connection with those transactions, the broker-dealers or other third parties may sell such loaned or pledged shares. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling shareholders and each selling shareholder has agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are paying all expenses and fees in connection with the registration of the shares. The selling shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

Legal Matters

Dilworth Paxson LLP, Washington, DC, will pass on the validity of the securities to be offered hereby.

Experts

The firm of Causey Demgen & Moore, Inc., our independent certified public accountants, has audited our financial statements included in our Annual Report for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Causey Demgen & Moore, Inc.’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly, current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 450 Fifth Street, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov. Our common stock is listed on the American Stock Exchange under the symbol “PTT.”

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Articles of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us or our shareholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below together with any amendments thereof:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on April 15, 2004;

•	Current Reports on Form 8-K filed with the SEC on August 6, 2003, on October 10, 2003 (as amended on June 9, 2004); June 8, 2004; June 15, 2004; July 13, 2004; July 29, 2004 (as amended on August 30 and November 1, 2004); September 2, 2004 (as amended on October 18, 2004); September 13, 2004; September 28, 2004; October 8, 2004; November 18, 2004; December 3, 2004, January 11, 2005 and February 9, 2005;

•	Quarterly Reports on Form 10-QSB filed with the SEC on May 19, 2004; August 23, 2004 and November 22, 2004; and

•	The description of our common stock contained in our Registration Statement on Form SB-2, filed with the SEC on September 10, 2002, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the shares covered by this prospectus. These include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.

We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: VCG Holding Corp., 390 Union Blvd., Suite 540, Lakewood, Colorado 80228, Attn: Corporate Secretary; (303) 934-2424.

VCG HOLDING CORP.

1,350,000 shares of Common Stock Issuable upon Conversion

of the Convertible Subordinated Notes and Exercise of Warrants

COMMON STOCK

PROSPECTUS

April 1, 2005

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee:

SEC registration fee	$436
Accounting fees and expenses	3,500
Legal fees and expenses	10,000
Printing and miscellaneous expenses	1,500

Total	$15,436

Item 15.	Indemnification of Directors and Officers

The Colorado Business Corporation Act generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation provide that we (i) shall indemnify and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Act, and (ii) may, as determined by the Board of Directors in a specific instance or by resolution of general application, indemnify and advance expense to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Act.

Our Bylaws provide that our director(s) shall perform his or her duties as a director, including his or her duties as a member of any committee of the Board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below; but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties shall not have any liability by reason of being or having been a director of the corporation. Those persons and groups on whose information, opinions, reports, and statements a director is entitled to rely upon are:

(a)	one or more of our officers or employees whom the director reasonably believes to be reliable and competent in the matters presented;

(b)	counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons’ professional or expert competence; or

(c)	a committee of the Board upon which he or she does not serve, duly designated in accordance with the provision of the Articles of Incorporation or Bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

The foregoing is qualified in its entirety by reference to the Act and our Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of our Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

We may purchase and maintain insurance on behalf of any person or entity who or which is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person or entity in such capacity or arising out of such person’s or entity’s status as such, whether or not we would have the power to indemnify such person or entity against such liability under the Act, or the provisions of our Articles of Incorporation or Bylaws.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits Pursuant to Item 601 of Regulation S-B:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

3(i) (x)	Certificate of Incorporation (1)

3(ii) (x)	Bylaws (1)

4.1 (x)	Security Agreement (2)

4.2 (x)	Subscription Agreement (2)

4.3 (x)	Parent Guarantee Agreement (2)

4.4 (x)	Additional Investment Rights Agreement (2)

4.5 (x)	Voting Agreement (2)

4.6 (x)	12% Convertible Senior Subordinated Note (2)

4.7 (x)	$3.00 Stock Purchase Warrant (2)

4.8 (x)	$4.00 Stock Purchase Warrant (2)

5 (x)	Opinion of Dilworth Paxson LLP (3)

23.1 (x)	Dilworth Paxson LLP Consent (included in Exhibit 5)

23.2 (x)	Causey Demgen & Moore, Inc. Consent (3)

24 (x)	Power of Attorney (included on signature page)

(x)	Previously filed

(1)	Incorporated by reference from our Registration Statement on Form SB-2 as filed with the Commission on September 10, 2002 (No. 333-99379).

(2)	Incorporated by reference from our Quarterly Report on Form 10-QSB for the period ended September 30, 2004 as filed with the Commission on November 22, 2004 (No. 001-32208).

(3)	Filed herewith.

Item 17.	Undertakings

The Registrant hereby undertakes the following:

(a)   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, Colorado, on April 1, 2005.

VCG HOLDING CORP.

By:	/s/ Troy H. Lowrie
Troy H. Lowrie
Chairman, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears constitutes and appoints Troy H. Lowrie and Donald W. Prosser, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Troy H. Lowrie Troy H. Lowrie	Chief Executive Officer and Director	April 1, 2005

/s/ Edward Bearman Edward Bearman	Director	April 1, 2005

/s/ Micheal L. Ocello Micheal L. Ocello	President and Director	April 1, 2005

/s/ Robert J. McGraw, Jr. Robert J. McGraw, Jr.	Director	April 1, 2005

/s/ Rand E. Kruger Rand E. Kruger	Director	April 1, 2005

/s/ Allan S. Rubin Allan S. Rubin	Director	April 1, 2005

/s/ Donald W. Prosser Donald W. Prosser	Chief Financial and Accounting Officer, Director	April 1, 2005

INDEX TO EXHIBITS

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

3(i) (x)	Certificate of Incorporation (1)

3(ii) (x)	Bylaws (1)

4.1 (x)	Security Agreement (2)

4.2 (x)	Subscription Agreement (2)

4.3 (x)	Parent Guarantee Agreement (2)

4.4 (x)	Additional Investment Rights Agreement (2)

4.5 (x)	Voting Agreement (2)

4.6 (x)	12% Convertible Senior Subordinated Note (2)

4.7 (x)	$3.00 Stock Purchase Warrant (2)

4.8 (x)	$4.00 Stock Purchase Warrant (2)

5 (x)	Opinion of Dilworth Paxson LLP (3)

23.1 (x)	Dilworth Paxson LLP Consent (included in Exhibit 5)

23.2 (x)	Causey Demgen & Moore, Inc. Consent (3)

24 (x)	Power of Attorney (included on signature page)

(x)	Previously filed

(1)	Incorporated by reference from our Registration Statement on Form SB-2 as filed with the Commission on September 10, 2002 (No. 333-99379).

(2)	Incorporated by reference from our Quarterly Report on Form 10-QSB for the period ended September 30, 2004 as filed with the Commission on November 22, 2004 (No. 001-32208).

(3)	Filed herewith.